Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com

Manor Care Prices $250 Million 2.0%
Convertible Senior Note Offering

TOLEDO, Ohio, May 11, 2006 — Manor Care, Inc. (NYSE:HCR) announced today that it has priced a private offering of $250 million aggregate principal amount of its 2.0% convertible senior notes due 2036. Manor Care anticipates that the closing of the offering will take place on or about May 17, 2006, subject to customary closing conditions.

The notes will pay interest semiannually beginning on December 1, 2006. Commencing with the six-month period beginning June 1, 2013, the notes may bear contingent interest in certain circumstances and in amounts described in the offering memorandum. The notes will also be convertible upon the occurrence of specified events into a combination of cash and shares of Manor Care common stock at an initial conversion rate of 20.1 shares per $1,000 principal amount of notes (an initial conversion price of approximately $49.75 per share). The initial conversion price represents a 10 percent premium to the $45.23 per share closing price of Manor Care’s common stock on the New York Stock Exchange on May 11, 2006. In general, upon conversion of a note, the holder of such note will receive (1) cash equal to the lesser of the principal amount of the note or the conversion value of the note and (2) common stock of Manor Care for any conversion value in excess of such principal amount.

On or after June 1, 2013, Manor Care may unconditionally redeem any of the notes at a redemption price in cash equal to 100 percent of the principal amount of the notes, plus any accrued and unpaid interest (including any contingent interest or additional

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Manor Care Prices Notes, Page 2

interest) to, but excluding, the redemption date. On June 1, 2013 or upon the occurrence of a fundamental change, holders may require Manor Care to purchase all or any portion of their notes at a purchase price in cash equal to 100 percent of the principal amount of the notes, plus any accrued and unpaid interest (including any contingent interest or additional interest) to, but excluding, the purchase date. The notes will mature on June 1, 2036 and will be guaranteed by substantially all of Manor Care’s subsidiaries.

Manor Care intends to use the proceeds from the offering to purchase approximately $244 million of Manor Care common stock, including approximately $125 million expected to be sold by purchasers of the convertible notes concurrently with the offering.

The convertible senior notes, the subsidiary guarantees and the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland,

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Manor Care Prices Notes, Page 3

ManorCare Health Services and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.